Sub-Item 77K

The Board, with the approval and recommendation of the Audit Committee selected BBD, LLP ("BBD") to replace Deloitte & Touche LLP ("D&T"), as the Fund's independent registered public accounting firm for the Fund's fiscal year ending December 31, 2016. Throughout D&T's tenure, including the Fund's two most recent fiscal periods, the Fund had no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, and there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchanges Act of 1934. With respect to the Fund, D&T's audit opinions, including the past two fiscal periods, have not contained either an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Further, there were no disagreements between the Fund and D&T on accounting principles, financial statement disclosure or audit scope, which, if not resolved to the satisfaction of D&T would have caused D&T to make reference to the disagreement in D&T's report. During the last two fiscal years of the Fund, neither the Fund nor anyone on its behalf has consulted BBD on items concerning the application of accounting principles to a specified transaction (either completed or proposed) or the type of audit opinion that might be rendered on the Fund's financial statements, or concerning the subject of a disagreement of the kind described in Item 304(a)(1)(iv) of Regulation S-K or reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K.

Registrant has provided a copy of the disclosures contained in this Exhibit 77K to D&T, prior to the date of filing of this Form N-SAR with the U.S. Securities and Exchange Commission, as required by Item 304(a)(3) of Form S-K. In addition, the registrant has requested that D&T confirm in a letter provided to registrant and addressed to the Commission that it agrees with the representations contained in this Exhibit 77K, and D&T's response addressed to the Commission is also included as Exhibit 77(Q)(1)(f) in this Form N-SAR.